Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

                                                THIS AGREEMENT (this “Agreement”), made and entered into as of this 6th day of April  2005, by and between Seneca Gaming Corporation (the “Parent”), a wholly-owned governmental instrumentality of the Seneca Nation of Indians (the “Nation”) with its principal place of business in the Allegany and Niagara Territories of the Nation and G. Michael Brown (“Executive”)

W I T N E S S E T H:

                                                WHEREAS, Executive and the Seneca Niagara Falls Gaming Corporation (“SNFGC”) entered into an employment agreement, effective as of August 28, 2002 (the “Prior Employment Agreement”), pursuant to which Executive served as the President and Chief Executive Officer of SNFGC; and

                                                WHEREAS, Executive also serves as the President and Chief Executive Officer of the Parent and each of SNFGC, the Seneca Territories Gaming Corporation, and the Seneca Erie Gaming Corporation, each a wholly-owned subsidiary of the Parent and a governmental instrumentality of the Nation (collectively, the “Subsidiaries” and together with Parent, the “Employer”);

                                                WHEREAS, the Parent assumed the Prior Employment Agreement which was amended and restated effective as of April 13, 2004 (the “Employment Agreement”); and

                                                WHEREAS, by mutual agreement between Executive and the Parent, Executive has decided to resign as an employee and officer of the Parent and each of the Subsidiaries effective as of the date set forth above (the “Effective Date”); and

WHEREAS, the Parent desires to secure the continuing services of Executive as a consultant following the Effective Date.

                                                NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Parent and Executive agree as follows:

ARTICLE I:                                                                                  RESIGNATION AND CONSULTANCY

Section 1.1                                      Resignation.    Executive hereby resigns as an employee and officer of the Parent and each Subsidiary effective as of the close of business on the Effective Date.  Except as specifically provided in Article III of this Agreement, notwithstanding any other written or oral agreements between the Parent, any Employer and Executive relating to Executive’s employment or termination thereof, and all subsequent amendments thereto, including, without limitation, the Employment Agreement, such resignation shall not be deemed to be a breach by Executive or any Employer of any such agreements, and in consideration of the payments and benefits herein described, any and all terms set forth in such agreements, including, without limitation, the

Employment Agreement, shall terminate and cease to have any effect as of the Effective Date notwithstanding any survival clauses therein contained.  Executive agrees to execute all other documents that any Employer requests that he execute to evidence his termination of employment and his status as an employee and officer of any Employer.  Executive represents, understands and agrees that following the Effective Date, he will not, at any time, apply for, seek, or accept any employment with, and waives any right to employment with, any of the Employers.

                                                Section 1.2                                      Consultancy.   Commencing on the Effective Date and ending on the earlier of (A) December 31, 2005, (B) the opening of the luxury spa hotel at the Seneca Niagara Casino, (C) a material breach of Executive’s obligations under this Agreement, (D) a termination of this agreement by either party hereto at their sole discretion or (E) upon Executive’s revocation of the release as contemplated herein (the “Term”), Executive shall serve as a consultant of the Parent.  In such position, Executive’s duties and powers shall include such projects as may be reasonably requested by the Parent’s Board of Directors (the “Board”), including, without limitation, strategic advise relating to the completion of projects at the Seneca Niagara Casino and the Seneca Allegheny Casino and assistance in obtaining any necessary financing during the Term.  During the Term, Executive shall devote sufficient time and effort to fulfill his duties hereunder as is determined by the Board.   Executive shall have no power to bind the Parent or any other Employer in contractual or other matters, and shall not hold himself out as having such authority.  Executive shall personally provide all of the consulting services required hereunder.

ARTICLE II:                                                                              SEVERANCE PAYMENTS, BENEFITS AND FEES

Section 2.1                                      Severance Payments.   Provided that Executive signs this Agreement and does not revoke the releases contemplated herein, Executive shall be paid $975,000 on the Effective Date.  Executive acknowledges and agrees that the consideration set forth herein is adequate consideration for the termination of the Employment Agreement and that he is not otherwise entitled to the severance payments described therein.

Section 2.2                                      Fees.  During the Term and provided that Executive has not revoked the release as contemplated herein, the Parent shall pay to Executive, in consideration of the Executive’s services as a consultant, a monthly consulting fee equal to $20,000 (the “Fee”), payable in arrears, commencing on the first day of each month following the Effective Date.   Each of the Executive and the Parent agree that the Fee includes all employee and fringe benefits, severance, and any and all other amounts due or payable by the Parent to the Executive.  The Parent’s obligation to continue to pay the Fee shall cease upon the expiration of the Term as contemplated under Article 1.

Section 2.3                                      Benefits.  Upon the Effective Date, Executive shall cease to be eligible to participate in any Employer employee benefit plan, other than his right to elect continuation coverage under the Employer’s group health plan.  During the Term, if Executive elects such continuation coverage, the Parent shall pay a portion of the cost of such coverage equal to the amount it would have paid had Executive remained employed by the Employer.  The Parent agrees to reimburse Executive for actual, documented expenses incurred by Executive at the written direction of the Parent.

Section 2.4                                      Withholding of Taxes.  The Parent may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.  Executive acknowledges and agrees that under current law, the Employer is not required to withhold from any compensation paid to Executive in his capacity as a consultant.

Section 2.5                                      No Other Payments.  Executive acknowledges and agrees that, except as expressly provided in this Agreement, that no other payments or consideration shall be provided to Executive in exchange for entering into this Agreement or upon his termination of employment and status as an officer and director of the Parent.  Executive acknowledges and agrees that he has previously received all salary, bonuses, vacation pay, and other forms of compensation in connection with his service to the Parent through the Effective Date.

ARTICLE III:                                                                          RESTRICTIVE COVENANTS

Section 3.1                                      Acknowledgements.  Executive acknowledges that:  (i) as a result of Executive’s employment  with the Employer, he obtained secret, proprietary and confidential information concerning the business of the Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with the Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to the Employer (“Confidential Information”); (ii) the Confidential Information has been developed and created by the Employer at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Agreement and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) the Employer will suffer substantial damage which will be difficult to compute if, during the term of the Agreement or thereafter, Executive should solicit or interfere with the Employer’s employees, patrons or vendors or should divulge Confidential Information relating to the business of the Employer; (iv) the provisions of this Article III are reasonable and necessary for the protection of the business of the Employer; (v) the Employer would not have entered into this Agreement unless Executive signed this Agreement; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment.  “Competitive Business” shall mean any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, and similar games in the State of New York or within the 100 mile radius of Nation Territory.

Section 3.2                                      Confidentiality.              Executive acknowledges and agrees that the unauthorized disclosure or misuse of Confidential Information will cause substantial damage to the Employer.  Therefore, Executive agrees not to, at any time, either during the Term of the Agreement or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information obtained or learned by Executive during the course of his employment with the Employer, with regard to the operational, financial, business or other affairs and activities of the Employer, their officers, directors or employees and the entities with which they have business relationships, except (i) as may be necessary to the performance of Executive’s duties with the Employer, (ii) with the Parent’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential.

Section 3.3                                      Non-Compete.   During the Term, Executive, without the prior written permission of the Parent, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person, engaged in a Competitive Business; or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.  This section 3.3 shall not prevent Executive from owning common stock in a publicly traded corporation which owns or manages a casino provided Executive does not take an active role in the ownership or management of such corporation and his ownership interest represents less than 3% of the voting securities and/or economic value of such corporation.

Section 3.4                                      Non-Solicitation — Employees.   By executing this Agreement, Executive acknowledges that he understands that the Employer’s ability to operate its business depends upon its ability to attract and retain skilled people and that the Employer has and will continue to invest substantial resources in training such individuals.  Therefore, during the Term and for two years thereafter (the “Restricted Period”), Executive shall not, without the prior written permission of the Parent, directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing personal services to the Employer.

Section 3.5                                      Non-Solicitation — Vendors.   By executing this Agreement, Executive acknowledges that he understands that the Employer’s ability to operate its business depends upon its ability to attract and retain vendors and patrons.  Therefore, during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from the Employer any of its current or potential vendors or any such persons or entities that were vendors of the Employer within the one year period immediately prior to Executive’s termination of employment.

Section 3.6                                      Non-Disparage.   The parties hereto acknowledge and agree that during the Term and for all time thereafter that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party in either a professional or personal manner.

Section 3.7                                      Blue-Pencil.   If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE IV:                                                                          RELEASE

                                                Section 4.1                                      Release of Known Claims.

(a)                                  It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Executive for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Nation, Parent and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon or concerning Executive’s employment with any Employer and the separation of his employment, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the Effective Date.  Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §2000, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. §626(f), the Equal Pay Act, the Family and Medical Leave Act, the New York Human Rights Law; the New York Labor Law; the New York Whistleblower Protection Law; the New York Wage and Hour Laws; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Americans with Disabilities Act (“ADA”); violation of the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974 (“ERISA”); violation of the Internal Revenue Code of 1986, as amended; any other foreign, federal, state, or local laws, common law or case law relating to employment discrimination or the regulation of employment; or any other wrongful conduct based upon events occurring prior to the Effective Date.

(b)                                 Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Released Parties against any assignment of said rights, claims and/or causes of action.

(c)                                  Executive acknowledges and agrees that the making of this Agreement, and anything contained herein, is not intended, and shall not be construed, as an admission that the Released Parties have: violated or abridged any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract, or violated any right or obligation that it may owe or may have owed to Executive or committed any wrong whatsoever against Executive.

                                                Section 4.2                                      Waiver of Rights Under the Age Discrimination Act.  Executive understands that this Agreement, and the release contained herein, waives claims and rights Executive might have under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the Effective Date.  Executive may revoke the terms of this Agreement relating to ADEA claims by a written document received by the Parent’s General Counsel at Seneca Niagara Falls Casino, 310 Fourth Street, P.O. Box 777, Niagara Falls, New York (Seneca Nation Territory) 14303 within seven (7) days of the Executive execution of this Agreement.  The Agreement will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to 21 days to decide whether to sign this Agreement.  If Executive should revoke such release, he shall not be entitled to be paid any of the amounts described in this Agreement and this Agreement shall become null and void.

                                                Section 4.3                                      Workers Compensation.     Executive expressly acknowledges that he has not, to his knowledge, suffered from any illness or injury arising out of and in the course of his employment with the Parent that would be compensable under the Workers’ Compensation Act (the “WC Act”), that he has not filed any claim against any Employer under the WC Act, and that he represents that he will not file or otherwise assert any workers’ compensation claim against any Employer seeking to remedy an injury or illness caused by Executive’s employment and termination thereof.

                                                Section 4.4                                      Breach.  If Executive should breach any of his obligations under this Article IV, the Parent shall have no further obligation to make the payments and benefits described herein attached hereto and Executive shall return all amounts paid to him thereunder.

                                                Section 4.5                                      Release of Claims by the Parent.   Subject to the provisions of the Agreement and subject to Executive not exercising his revocation rights hereunder, the Parent and each Employer hereby irrevocably and unconditionally releases, waives and fully and forever discharges Executive, from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, arising from, by reason of or in any way related to any transaction, event or circumstance which occurred or existed prior to and including the date of this Agreement arising out of or in any way related to Executive’s employment with any Employer or the termination thereof.  Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by any Employer of its rights or claims against Executive arising out of or referred to in the Agreement or any fraudulent acts engaged in by Executive while in the course of his employment.

ARTICLE V:                                                                              MISCELLANEOUS

Section 5.1                                      Remedy.  Should Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Articles III and IV or, in any other way, violate such Articles, it is agreed that the Parent shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts.  The foregoing remedy shall not be deemed to limit or prevent the exercise by the Parent of any or all further rights and remedies which may be available to the Parent hereunder or at law or in equity.

Section 5.2                                      Arbitration.  Subject to Section 5.1 of this Agreement, the only mechanism to settle any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Niagara Falls, New York in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in the United States District Court for the Western District of New York.

Section 5.3                                      Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 5.3.

Section 5.4                                      Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles.

Section 5.5                                      No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 5.6                                      Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

Section 5.7                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 5.8                                      Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 5.9                                      Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

Section 5.10                                Affiliate.  As used in this Agreement, unless otherwise indicated, “affiliate” shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Parent.

Section 5.11                                Assignment.  This Agreement is binding on Executive and the Parent and their successors and assigns; provided, however, that the rights and obligations of the Parent under this Agreement may be assigned to a successor entity.  No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution.  In the event of Executive’s death prior to receipt by Executive of all amounts payable by the Parent hereunder, such amounts shall be payable to Executive’s designated beneficiaries on the same schedule as provided for in this Agreement.

Section 5.12                                Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive’s resignation from the Parent and supersedes all prior employment or severance or other agreements between Executive and the Parent and any Employer whether written or oral or any of their predecessors or affiliates, including, but not limited to any agreement that relates to Executive’s employment with the Parent or termination thereof.  Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any other agreement whether written or oral between Executive and the Parent, including, without limitation, the Employment Agreement.  Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from the Parent, that is not contained in this Agreement, shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

Section 5.13                                Independent Contractor.  In performing services hereunder during the Term, Executive will at all times and for all purposes, constitute an independent contractor and not an employee or agent of any Employer.  In no event will Executive be, or represent himself to be, an officer, employee or agent of any Employer nor will Executive bind, or attempt to bind, any Employer to any contract, agreement, liability or obligation of any nature.  No Employer will be required to provide any benefits to Executive which it provides to its employees including without limitation retirement plans, insurance programs and vacation.  In addition, unless otherwise determined by the Parent, the Parent shall be under no obligation to withhold any taxes or other amounts to be paid to Executive for his service as a consultant.

ARTICLE VI:                                                                          JOINT DRAFTING

Executive and the Parent acknowledge and agree that this Agreement was jointly drafted by the Parent on the one side and by the Executive on the other side.  Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

ARTICLE VII:                                                                      EXECUTIVE ACKNOWLEDGEMENTS

Executive acknowledges that:

(a)          He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Parent or any officer, director or other agent thereof;

(b)         He has been encouraged by the Parent to seek, and has sought and received, competent legal counsel in his review and consideration of this Agreement and its terms; and

(c)          This Agreement does not purport to waive, and does not waive, any rights Executive may have which arise after the Effective Date.

ARTICLE VIII                                                                     WAIVER OF SOVEREIGN IMMUNITY

                                                Section 8.1                                      The Parent grants a waiver of its sovereign immunity from suit exclusively to Executive (and his estate in the event of his death) for the purpose of enforcing Sections 2.1, 2.2, 3.6, 4.5 and Article V of this Agreement, or permitting or compelling arbitration and other remedies as provided herein.  This waiver is solely for the benefit of the aforesaid parties and for no other person or entity.  For this limited purpose, the Parent consents to be sued solely with respect to the enforcement of any decision by an arbitrator relating to this Agreement in the United States District Court for the Western District of New York.

                                                Section 8.2                                      The Parent hereby waives any requirement of exhaustion of tribal remedies, and agrees that it will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies.  Without in any way limiting the generality of the foregoing, the Parent expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment subject to a security interest or otherwise giving effect to any judgment entered; provided, however that the Parent does not hereby waive the defense of sovereign immunity with respect to any action by third parties.

                                                Section 8.3                                      The Parent’s waiver of immunity from suit is irrevocable and specifically limited to the remedies provided this Agreement.  Any monetary award related to any such action shall be satisfied solely from the net income of the Parent.

                                                Section 8.4                                      Notwithstanding anything in this Agreement to the contrary, this waiver is to be interpreted in a manner consistent with the Parent’s ability to enter into this Agreement, including, without limitation, this Section 8, as provided in the Charter of the Parent, as it may be amended from time to time.  Accordingly, the Nation shall not be liable for the debts or obligations of the Parent, and the Parent shall have no power to pledge or encumber the assets of the Nation.  Furthermore, this Section 8 does not constitute a waiver of any immunity of the Nation or a delegation to the Parent of the power to make any such waiver. This Section 8 shall be strictly construed with a view toward protecting the Nation’s assets from the reach of creditors and others.

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[signature page next]

                                                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SENECA GAMING CORPORATION

By:	/s/ Barry E. Snyder, Sr.
Name:	Barry E. Snyder, Sr.
Title:	Chairman of the Board of Directors

EXECUTIVE

By:	/s/ G. Michael Brown
Name:	G. Michael Brown
Title:	President and Chief Executive Officer